UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

NewAmsterdam Pharma Company N.V.*

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Gooimeer 2-35 1411 DC Naarden The Netherlands	N/A
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Ordinary Shares, nominal value €0.12 per share	The Nasdaq Stock Market LLC
Warrants to purchase Ordinary Shares	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-266510

Securities to be registered pursuant to Section 12(g) of the Act:

None

*

On November 21, 2022, we changed our name from NewAmsterdam Pharma Company B.V. to NewAmsterdam Pharma Company N.V. All securities being registered herein will be issued by NewAmsterdam Pharma Company N.V., a public limited liability company incorporated in the Netherlands.

Item 1. Description of Registrant’s Securities to be Registered.

NewAmsterdam Pharma Company N.V. (the “Company”) hereby incorporates by reference (a) the description of its ordinary shares, nominal value €0.12 per share (the “Ordinary Shares”), and public warrants, each whole warrant to purchase one Ordinary Share at an exercise price of $11.50 (the “Public Warrants”) contained under the heading “Description of Holdco Securities” and (b) the information set forth under the heading “Material Tax Considerations,” in each case, in the Company’s Registration Statement on Form F-4 (File No. 333-266510), as amended, initially filed with the Securities and Exchange Commission (the “Commission”) August 4, 2022, as subsequently amended (the “Registration Statement”), and the proxy statement/prospectus that constitutes part of the Registration Statement filed separately by the Company with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on October 18, 2022, which information shall also be deemed to be incorporated herein by reference.

The Ordinary Shares and Public Warrants to be registered hereunder have been approved for listing on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “NAMS” and “NAMSW”, respectively.

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” for Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Company are registered on Nasdaq, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NewAmsterdam Pharma Company N.V.

By:	/s/ Michael Davidson
Name:	Michael Davidson
Title:	Chief Executive Officer

Dated: November 22, 2022